FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104
Brookdale Announces Third Quarter 2012 Results
Nashville, TN.  November 1, 2012 – Brookdale Senior Living Inc. (NYSE: BKD) (the "Company") today reported financial and operating results for the third quarter of 2012.
•
Cash From Facility Operations ("CFFO") was $66.1 million, or $0.54 per share, excluding $4.6 million of integration, transaction-related and electronic medical records ("EMR") roll-out costs in the third quarter of 2012.

•	Average occupancy was 88.0%, a 60 basis point increase from 87.4% in the third quarter of 2011 and a 30 basis point increase from the second quarter of 2012.
•	Average monthly revenue per unit for the senior housing portfolio improved by 1.5% to $4,279 for the third quarter of 2012 from $4,214 for the third quarter of 2011.
•	Entry Fee CCRCs produced a record 147 independent living entry fee unit closings and $19.1 million of net cash flow, an increase of $6.6 million over the third quarter of 2011.
•	Adjusted EBITDA was $111.5 million, a 5.9% increase from $105.2 million in the third quarter of 2011, excluding integration, transaction-related and EMR roll-out costs in both periods.
Bill Sheriff, Brookdale's CEO, said, "We were pleased with our overall performance in the third quarter. In general, we saw a continuation of trends that we have been reporting on in recent quarters, including favorable growth in occupancy, improvement in entry fee sales and continued solid average revenue rate growth.  We have positioned the Company to make the most of an improving market by focusing on sales and marketing execution and reinvesting in our portfolio."
Mark Ohlendorf, Co-President and CFO of Brookdale, commented, "We continue to spend capital on our portfolio to assure that our communities are well positioned in the market place.  We have spent almost $100 million so far in 2012 on improvements such as unit upgrades, common space renovations, service level conversions, expansions and major repositionings.  Our completed Program Max projects continue to produce solid returns on invested capital."
Financial Results
Total revenue for the third quarter was $696.5 million, an increase of $80.8 million, or 13.1%, from the third quarter of 2011.  Resident fee revenue for the third quarter increased $30.7 million, or 5.3%, from the third quarter of 2011, primarily as a result of an increase in the average monthly revenue per unit compared to the prior year period, including growing revenues from the Company's ancillary services programs, an increase in occupancy and a 2.6% increase in consolidated units operated.  Revenue attributed to "reimbursed costs incurred on behalf of managed communities" increased by $46.0 million, primarily due to the addition of managed communities from the Horizon Bay acquisition, which occurred on September 1, 2011.
Beginning October 1, 2011, the Company's two CCRC segments were impacted by a reduction in the RUGS IV reimbursement rate for Medicare skilled nursing patients as well as a negative change in the allowable method for delivering therapy services to skilled nursing patients.  For the third quarter of 2012, the combined negative financial impact of these changes was approximately $5.4 million, comprised of approximately $4.8 million of reduced revenue from the rate reduction and approximately $0.6 million of additional expense relating to increased therapy labor.  This impact is reflected in the financial results presented throughout this release and, in particular, increased expense and decreased revenue, Facility Operating Income, Adjusted EBITDA and Cash From Facility Operations.
Average monthly revenue per unit for the senior housing portfolio was $4,279 in the third quarter, an increase of $65, or 1.5%, over the third quarter of 2011 (2.4% excluding the impact of the change in Medicare RUGs IV rates effective October 1, 2011).  Average occupancy for all consolidated communities for the third quarter of 2012 was 88.0%, compared to 87.4% for the third quarter of 2011 and 87.7% for the second quarter of 2012.  For the managed community portfolio, which includes a number of pre-stabilized communities in the initial fill-up phase, average occupancy for the third quarter was 84.3%.
Facility operating expenses for the third quarter were $411.5 million, an increase of $30.1 million, or 7.9%, from the third quarter of 2011, primarily due to the inclusion of expenses from communities acquired during the prior year period and additional current year expense incurred in connection with the continued expansion of the Company's ancillary services programs during 2012 and 2011, as well as an increase in salaries and wages.  Expenses attributed to "reimbursed costs incurred on behalf of managed communities" increased by $46.0 million, primarily due to the addition of managed communities from the Horizon Bay acquisition.
General and administrative expenses for the third quarter were $43.2 million.  Excluding integration, transaction-related and EMR roll-out costs of $4.6 million and $5.5 million in the third quarters of 2012 and 2011, respectively, and non-cash stock-based compensation expense from both periods, general and administrative expenses were $32.5 million in the third quarter of 2012 versus $28.0 million for the prior year same period.  The increase in general and administrative expenses was primarily related to the addition of the Horizon Bay communities.  Demonstrating the Company's efficient platform, general and administrative expenses were 4.3% of resident fee revenue (including resident fee revenues under management) in the third quarter of 2012.
Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Adjusted EBITDA and Cash From

Facility Operations include integration, transaction-related and EMR roll-out costs of $4.6 million and $16.2 million for the three and nine months ended September 30, 2012, respectively, and $5.5 million and $6.4 million for the three and nine months ended September 30, 2011, respectively.  Brookdale also uses Facility Operating Income to assess the performance of its communities.
For the quarter ended September 30, 2012, Facility Operating Income was $187.6 million, an increase of $0.4 million, or 0.2%, over the third quarter of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $111.5 million, an increase of $6.3 million, or 5.9%, over the third quarter of 2011.  For the nine months ended September 30, 2012, Facility Operating Income was $571.5 million, an increase of $1.9 million, or 0.3%, over the same period of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $324.2 million, an increase of $11.5 million, or 3.7%, over the same period of 2011.
Cash From Facility Operations was $61.5 million for the third quarter of 2012, or $0.50 per share.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $66.1 million for the third quarter of 2012, or $0.54 per share, an increase of $0.5 million, or 0.8%, over CFFO of $65.6 million, or $0.54 per share, for the third quarter of 2011.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $193.8 million for the nine months ended September 30, 2012, or $1.59 per share, an increase of $4.2 million, or 2.2%, over CFFO of $189.5 million, or $1.57 per share, for the same period in 2011.
Net loss for the third quarter of 2012 was $(12.0) million, or $(0.10) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.
Operating Activities
The Company reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs – Rental and CCRCs – Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Innovative Senior Care, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.
Senior Housing
Revenue for the consolidated senior housing portfolio was $549.0 million for the third quarter of 2012, an increase of 4.8% from the third quarter of 2011.  Revenue was impacted by increases in occupancy and rate and the addition of 12 leased Horizon Bay communities.  Operating income for the senior housing portfolio for the third quarter of 2012, which included approximately $5.4 million of negative RUGS IV Medicare skilled nursing changes, increased by $3.1 million from the third quarter of 2011.

Same community results for the consolidated senior housing portfolio for the three months ended September 30, 2012 showed revenues grew 2.0% over the corresponding period in 2011 as revenue per unit increased by 1.3% and occupancy grew by 60 basis points.  Same community expenses grew by 3.2% and included a $1.9 million increase in expense related to the Company's employee health insurance programs over the third quarter of 2011.  Same community Facility Operating Income for the senior housing portfolio decreased by 0.3% over the third quarter of 2011.  This decline in Facility Operating Income includes the impact of an 11.1% reduction in Medicare skilled nursing rates and the elimination of group therapy on October 1, 2011. Excluding the negative impact of these changes related to the Medicare skilled nursing benefit, same community senior housing revenue increased by 3.0% and same community senior housing Facility Operating Income increased by 2.8% over the corresponding period in 2011.
Innovative Senior Care
Revenue for the Company's ISC segment increased $5.5 million, or 10.7%, to $56.9 million, for the third quarter of 2012, primarily due to the roll-out of the Company's ancillary services programs to additional units subsequent to the prior year period.  The increase was partially offset by a reduction in Medicare reimbursement rates.  ISC operating expenses increased $8.0 million, or 21.5%, primarily due to an increase in expenses incurred in connection with the continued expansion of the Company's ancillary services programs and an increase in therapy direct labor expenses.

By the end of the third quarter, the Company's ancillary services programs provided outpatient therapy services to approximately 38,000 Brookdale units and the Company's home health agencies were serving approximately 32,700 units across the consolidated Brookdale portfolio.   Including non-consolidated communities served by ISC, the Company's outpatient therapy and home health operations serve approximately 50,600 and 45,250 units, respectively.  By the end of the third quarter, the Company had reached approximately 11,300 Horizon Bay units for therapy and approximately 10,200 Horizon Bay units for home health.  The Company had four markets where hospice services were provided during the third quarter.
Balance Sheet
Brookdale had $42.5 million of unrestricted cash and cash equivalents and $104.6 million of restricted cash on its balance sheet at the end of the third quarter.  As of September 30, 2012, the Company had an available secured line of credit with a $230.0 million commitment and $190.0 million of availability (of which $80.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $92.5 million in the aggregate as of September 30, 2012.  $78.1 million of letters of credit had been issued under these facilities as of that date.
On August 11, 2011, the Company's board of directors approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company's common stock.  Pursuant to this authorization, 1,217,100 shares had been purchased as of September 30, 2012, at a cost of approximately $17.6 million, or a weighted average price of approximately $14.44 per share.  No shares were purchased during the third quarter.  As of

September 30, 2012, approximately $82.4 million remains available under this share repurchase authorization.
Supplemental Information
The Company will shortly post on the Investor Relations section of the Company's website at www.brookdaleliving.com supplemental information relating to the Company's third quarter 2012 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2012 on Friday, November 2, 2012 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 9, 2012 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "28539327".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).
About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 648 communities in 35 states and the ability to serve approximately 67,000 residents.  Through its Innovative Senior Care program, the Company also offers a range of outpatient therapy, home health and hospice services, primarily to residents of its communities.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion and development activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our belief regarding the value of our common stock and our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk that we may not be able to successfully integrate the new Horizon Bay communities into our operations; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue
Resident fees	$605,867	$575,159	$1,805,140	$1,707,117
Management fees	7,407	3,336	22,350	6,246
Reimbursed cost incurred on behalf of managed communities	83,208	37,233	242,847	72,584
Total revenue	696,482	615,728	2,070,337	1,785,947

Expense
Facility operating expense (excluding depreciation and amortization of $56,956, $56,893, $172,982 and $173,660, respectively)	411,467	381,414	1,213,751	1,118,610
General and administrative expense (including non-cash stock-based compensation expense of $6,021, $5,221, $19,185 and $14,316, respectively)	43,158	38,711	134,202	105,935
Facility lease expense	71,167	68,314	213,240	200,694
Depreciation and amortization	62,876	64,071	189,781	206,430
Asset impairment	-	-	8,329	14,846
(Gain) loss on acquisition	-	(3,520)	636	(3,520)
Gain on facility lease termination	-	-	(2,780)	-
Costs incurred on behalf of managed communities	83,208	37,233	242,847	72,584
Total operating expense	671,876	586,223	2,000,006	1,715,579
Income from operations	24,606	29,505	70,331	70,368

Interest income	676	1,171	2,220	2,569
Interest expense:
Debt	(32,262)	(30,433)	(96,743)	(92,667)
Amortization of deferred financing costs and debt discount	(4,543)	(4,310)	(13,602)	(9,024)
Change in fair value of derivatives and amortization	140	(1,508)	(371)	(4,151)
Loss on extinguishment of debt	-	(715)	(221)	(18,863)
Equity in (loss) earnings of unconsolidated ventures	(249)	(117)	(211)	295
Other non-operating income (loss)	500	(116)	392	260
Loss before income taxes	(11,132)	(6,523)	(38,205)	(51,213)
Provision for income taxes	(878)	(513)	(2,953)	(2,087)
Net loss	$(12,010)	$(7,036)	$(41,158)	$(53,300)

Basic and diluted loss per share	$(0.10)	$(0.06)	$(0.34)	$(0.44)

Weighted average shares used incomputing basic and diluted net loss per share	122,493	121,616	121,784	121,232

Condensed Consolidated Balance Sheets
(Audited, in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
Cash and cash equivalents	$42,504	$30,836
Cash and escrow deposits - restricted	52,144	45,903
Accounts receivable, net	105,588	98,697
Other current assets	101,119	105,439
Total current assets	301,355	280,875
Property, plant, and equipment and leasehold intangibles, net	3,789,971	3,694,064
Other assets, net	496,095	491,122
Total assets	$4,587,421	$4,466,061

Current liabilities	$1,150,307	$620,950
Long-term debt, less current portion	2,027,573	2,415,971
Other liabilities	388,074	388,932
Total liabilities	3,565,954	3,425,853
Stockholders' equity	1,021,467	1,040,208
Total liabilities and stockholders' equity	$4,587,421	$4,466,061

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities
Net loss	$(41,158)	$(53,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	221	18,863
Depreciation and amortization	203,383	215,454
Asset impairment	8,329	14,846
Equity in loss (earnings) of unconsolidated ventures	211	(295)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,435	700
Amortization of deferred gain	(3,279)	(3,280)
Amortization of entrance fees	(19,846)	(18,865)
Proceeds from deferred entrance fee revenue	30,303	26,475
Deferred income tax benefit	(41)	-
Change in deferred lease liability	5,324	5,006
Change in fair value of derivatives and amortization	371	4,151
Loss (gain) on sale of assets	245	(1,180)
Loss (gain) on acquisition	636	(3,520)
Gain on facility lease termination	(2,780)	-
Non-cash stock-based compensation	19,185	14,316
Other	(487)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(8,092)	(2,375)
Prepaid expenses and other assets, net	1,653	(9,488)
Accounts payable and accrued expenses	9,552	2,826
Tenant refundable fees and security deposits	(1,556)	(1,941)
Deferred revenue	4,369	3,609
Net cash provided by operating activities	207,978	212,002
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(6,767)	(1,591)
(Increase) decrease in cash and escrow deposits — restricted	(2,402)	56,244
Purchase of marketable securities — restricted	(1,453)	(33,545)
Sale of marketable securities — restricted	-	1,415
Additions to property, plant and equipment and leasehold intangibles, net of related payables	(151,381)	(114,588)
Acquisition of assets, net of related payables and cash received	(111,308)	(54,597)
Purchase of Horizon Bay Realty, L.L.C., net of cash acquired	-	5,516
(Issuance of) payment on notes receivable, net	(591)	1,674
Investment in unconsolidated ventures	(571)	(13,711)
Distributions received from unconsolidated ventures	256	156
Proceeds from sale of assets, net	325	30,817
Other	487	-
Net cash used in investing activities	(273,405)	(122,210)
Cash Flows from Financing Activities
Proceeds from debt	193,607	477,525
Repayment of debt and capital lease obligations	(136,957)	(879,573)
Proceeds from line of credit	280,000	120,000
Repayment of line of credit	(265,000)	(85,000)
Proceeds from issuance of convertible notes, net	-	308,233
Issuance of warrants	-	45,066
Purchase of bond hedge	-	(77,007)
Payment of financing costs, net of related payables	(2,810)	(8,170)
Other	(295)	(454)
Refundable entrance fees:
Proceeds from refundable entrance fees	29,512	18,594
Refunds of entrance fees	(19,555)	(16,886)
Cash portion of loss on extinguishment of debt	(118)	(17,040)
Recouponing and payment of swap termination	(1,289)	(99)
Purchase of treasury stock	-	(17,613)
Net cash provided by (used in) financing activities	77,095	(132,424)
Net increase (decrease) in cash and cash equivalents	11,668	(42,632)
Cash and cash equivalents at beginning of period	30,836	81,827
Cash and cash equivalents at end of period	$42,504	$39,195

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

In the first quarter of 2012, we revised the definition of Adjusted EBITDA to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the three and nine months ended September 30, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of Adjusted EBITDA were $1.6 million and $3.6 million, respectively.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012(1)	2011 (1)	2012(1)	2011 (1)
Net loss	$(12,010)	$(7,036)	$(41,158)	$(53,300)
Provison for income taxes	878	513	2,953	2,087
Equity in loss (earnings) of unconsolidated ventures	249	117	211	(295)
Loss on extinguishment of debt	-	715	221	18,863
Other non-operating (income) loss	(500)	116	(392)	(260)
Interest expense:
Debt	24,615	22,602	73,691	68,762
Capitalized lease obligation	7,647	7,831	23,052	23,905
Amortization of deferred financing costs and debt discount	4,543	4,310	13,602	9,024
Change in fair value of derivatives and amortization	(140)	1,508	371	4,151
Interest income	(676)	(1,171)	(2,220)	(2,569)
Income from operations	24,606	29,505	70,331	70,368
Gain on facility lease temination	-	-	(2,780)	-
(Gain) loss on acquisition	-	(3,520)	636	(3,520)
Depreciation and amortization	62,876	64,071	189,781	206,430
Asset impairment	-	-	8,329	14,846
Straight-line lease expense	2,118	1,834	5,324	5,016
Amortization of deferred gain	(1,093)	(1,094)	(3,279)	(3,280)
Amortization of entrance fees	(6,796)	(6,499)	(19,846)	(18,865)
Non-cash stock-based compensation expense	6,021	5,221	19,185	14,316
Entrance fee receipts(2)	25,132	18,019	59,815	45,069
First generation entrance fees received (3)	-	(2,293)	-	(7,177)
Entrance fee disbursements	(6,024)	(5,475)	(19,555)	(16,886)
Adjusted EBITDA	$106,840	$99,769	$307,941	$306,317

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $4.6 million and $16.2 million for the three and nine months ended September 30, 2012, respectively. The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $5.5 million and $6.4 million for the three and nine months ended September 30, 2011, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.

Cash From Facility Operations
Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the first quarter of 2012, we revised the definition of CFFO to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the three and nine months ended September 30, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of CFFO were $1.6 million and $3.6 million, respectively.
We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:
•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012(1)	2011 (1)	2012(1)	2011 (1)

Net cash provided by operating activities	$79,431	$54,650	$207,978	$212,002
Changes in operating assets and liabilities	(10,731)	16,617	(5,926)	7,369
Refundable entrance fees received(2)	12,206	7,204	29,512	18,594
First generation entrance fees received (3)	-	(2,293)	-	(7,177)
Entrance fee refunds disbursed	(6,024)	(5,475)	(19,555)	(16,886)
Recurring capital expenditures, net	(11,475)	(8,675)	(28,138)	(25,000)
Lease financing debt amortization with fair market value or no purchase options	(3,066)	(2,645)	(8,988)	(7,765)
Distributions from unconsolidated ventures from cumulative share of net earnings	(420)	-	(1,435)	-
CFFO from unconsolidated ventures	1,559	738	4,097	2,040
Cash From Facility Operations	$61,480	$60,121	$177,545	$183,177

(1)	The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $4.6 million and $16.2 million for the three and nine months ended September 30, 2012, respectively. The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $5.5 million and $6.4 million for the three and nine months ended September 30, 2011, respectively.
(2)	Total entrance fee receipts for the three months ended September 30, 2012 and 2011 were $25.1 million and $18.0 million, respectively, including $12.9 million and $10.8 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the nine months ended September 30, 2012 and 2011 were $59.8 million and $45.1 million, respectively, including $30.3 million and $26.5 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.
Facility Operating Income
Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.
We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:
•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net loss	$(12,010)	$(7,036)	$(41,158)	$(53,300)
Provision for income taxes	878	513	2,953	2,087
Equity in loss (earnings) of unconsolidated ventures	249	117	211	(295)
Loss on extinguishment of debt	-	715	221	18,863
Other non-operating (income) loss	(500)	116	(392)	(260)
Interest expense:
Debt	24,615	22,602	73,691	68,762
Capitalized lease obligation	7,647	7,831	23,052	23,905
Amortization of deferred financing costs and debt discount	4,543	4,310	13,602	9,024
Change in fair value of derivatives and amortization	(140)	1,508	371	4,151
Interest income	(676)	(1,171)	(2,220)	(2,569)
Income from operations	24,606	29,505	70,331	70,368
Gain on facility lease termination	-	-	(2,780)	-
Depreciation and amortization	62,876	64,071	189,781	206,430
Asset impairment	-	-	8,329	14,846
(Gain) loss on acquisition	-	(3,520)	636	(3,520)
Facility lease expense	71,167	68,314	213,240	200,694
General and administrative (including non-cash stock-based compensation expense)	43,158	38,711	134,202	105,935
Amortization of entrance fees	(6,796)	(6,499)	(19,846)	(18,865)
Management fees	(7,407)	(3,336)	(22,350)	(6,246)
Facility Operating Income	$187,604	$187,246	$571,543	$569,642